Exhibit 99.1

First Choice Healthcare Solutions Announces Appointment of Mr. James Renna, Dr. Thomas Gill and Mr. Gary Augusta to Board of Directors

MELBOURNE, Fla., September 7, 2018 (GLOBE NEWSWIRE) -- First Choice Healthcare Solutions, Inc. (OTCQB:FCHS) ("First Choice" or the "Company"), a fully integrated, non-physician-owned, publicly traded healthcare delivery platform providing a full life cycle of Orthopedic and Spine care for patients through diagnosis, treatment and recovery, today announced the appointment of Mr. James Renna, Dr. Thomas Gill and Mr. Gary Augusta to the Board of Directors, effective October 1, 2018.

"We are honored to have such accomplished representation on our Board of Directors by adding Mr. Renna, Dr. Gill and Mr. Augusta. Mr. Renna’s experience in corporate finance and governance, and Dr. Gill’s extensive medical experience and Mr Augusta’s background in healthcare and strategic planning puts First Choice at the forefront of Orthopaedic and Spine care procedures and treatments. Their experience and advice will contribute to the growth of our business organically, as well as assist in the evaluation of M&A and strategic opportunities. With the appointment of Mr. Renna, Dr. Gill, and Mr. Augusta we now have four independent Board Members and are positioned to up list to a national exchange,” stated Chris Romandetti, president and CEO of First Choice.

Mr. Renna is a senior private equity executive with experience in financial and operations management, mergers and acquisitions, fund raising, portfolio management and investor relations across a variety of industries including healthcare services, biotech, pharmaceutical, manufacturing, energy and media. Mr. Renna served as Executive Vice President and Chief Financial Officer at Steward Health Care System, LLC where his management responsibilities include controller, corporate finance, reimbursement, supply chain and decision support.

Mr. Renna holds a BS from Princeton University and an MBA from Duke University.

Dr. Thomas Gill is currently Chairman of Orthopedic Surgery for Steward Healthcare Network, Professor of Orthopaedic Surgery at Tufts University School of Medicine, and Director of the Boston Sports Medicine and Research Institute.

Dr. Gill has served as Medical Director for the Boston Red Sox, Head Team Physician for the New England Patriots, and Team Physician for the Boston Bruins. He is a fellow of the American Association of Orthopaedic Surgeons; a member of the American Orthopaedic Society for Sports Medicine; has been a member of the Team Physician Societies of the Major League Baseball organization, the National Football League, and the National Hockey League; and was elected to the Herodicus Society and the American Orthopedic Association.

Dr. Gill received his medical degree from Harvard Medical School. He performed his internship in general surgery at the Massachusetts General Hospital and completed his orthopedic surgery training at the Harvard Combined Orthopaedic Residency Program. Upon his graduation, Dr. Gill was awarded the Maurice E. Muller Scholarship to study reconstructive surgery in Bern, Switzerland and throughout other European academic centers. He completed his fellowship training in Sports Medicine and Shoulder Surgery at the Steadman-Hawkins Clinic in Vail, Colorado.

Dr. Gill’s primary clinical and research interests include knee and shoulder injuries. He has a particular interest in biomechanics of the knee and shoulder, as well as tissue engineering techniques for joint preservation and cartilage repair in the knee. Dr. Gill has authored over 200 peer-reviewed articles and chapters on basic science and clinical issues involving the knee and shoulder and has previously written books on Complications of Shoulder Surgery and Techniques of Knee Arthroscopy.

Mr. Renna and Dr. Gill are the Designated Directors of Steward Healthcare Systems, LLC, in accordance with the Stock Purchase Agreement dated February 6, 2018.

Mr. Gary Augusta has over 25 years of experience in healthcare and other innovative sectors including leadership roles in mergers and acquisitions, capital markets and investments, strategic planning, corporate partnerships, and as a public company Board Director. Mr. Augusta is currently on the Board of Directors of Apollo Medical Holdings, Inc. and has had that position since March 2012. Previous roles at Apollo Medical include President, Executive Chairman and Consultant. Mr. Augusta also currently serves as President of Flacane Advisors focusing on healthcare and technology advisory and investments.

Mr. Augusta served as President of SpaGus Ventures and SpaGus Capital Partners focusing on healthcare and technology investments and advisory services. Additionally, Mr. Augusta was President and CEO of OCTANe, an innovation development company. As a Corporate Officer at Fluor, Inc., a Fortune 500 company, Mr. Augusta focused on Corporate Development and M&A. AT Kearney, a leading global consulting firm, benefited from Mr. Augusta’s experience as a Consultant and Principal.

Mr. Augusta earned a BS in Mechanical Engineering from the University of Rhode Island and a Master of Science and Management (MSM) from Georgia Institute of Technology (Georgia Tech).

About First Choice Healthcare Solutions, Inc.

Headquartered in Melbourne, Florida, First Choice Healthcare Solutions (FCHS) is implementing a defined growth strategy aimed at expanding its network of non-physician-owned medical centers of excellence in key expansion markets throughout the U.S. Serving Florida's Space Coast. With patient treatment concentration in the areas of Orthopaedics, Spine Surgery, Neurosurgery, Interventional Pain Management, and Physical Therapy, FCHS also ensures the continuum of care by providing ancillary and diagnostic services. The Company's flagship integrated platform currently administers over 100,000 patient visits each year and is comprised of First Choice Medical Group, The B.A.C.K. Center and Crane Creek Surgery Center. For more information, please visit www.myfchs.com, www.myfcmg.com, www.thebackcenter.net and www.cranecreeksurgerycenter.com.

Safe Harbor Statement

Certain information set forth in this news announcement may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. These forward-looking statements are subject to numerous risks and uncertainties, certain of which are beyond the control of First Choice Healthcare Solutions, Inc. Such forward- looking statements are based on current expectations, estimates and projections about the Company's industry, management beliefs and certain assumptions made by its management. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. Information concerning factors that could cause the Company's actual results to differ materially from those contained in these forward-looking statements can be found in the Company's periodic reports on Form 10-K and Form 10-Q, and in its Current Reports on Form 8-K, filed with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward- looking statements, whether as a result of new information, future events, or otherwise to reflect future events or circumstances or reflect the occurrence of unanticipated events.

Contact Information:

First Choice Healthcare Solutions, Inc

Gillian Lee

Phone: 321-725-0090 ext. 160

Email: IR@myfchs.com

Source: First Choice Healthcare Solutions, Inc.